UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LUFKIN INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 3, 2013, Lufkin Industries, Inc. filed a Current Report on Form 8-K disclosing the following information:

Item 8.01	Other Events.

As set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on May 30, 2013, the Board of Directors of Lufkin Industries, Inc. (the “Company”) established June 27, 2013 as the date of the special meeting of its shareholders at which the Company will seek shareholder approval of the contemplated merger of the Company with a subsidiary of General Electric Company (“GE”) pursuant to the Agreement and Plan of Merger dated April 5, 2013, by and among the Company, GE and Red Acquisition, Inc., a wholly owned subsidiary of GE (the “Merger Agreement”). Shareholders of record of the Company’s common stock as of the close of business on May 24, 2013 are entitled to notice of and to vote at the special meeting, or any adjournment or postponement thereof.

In addition to the approval of the Merger Agreement by holders of two-thirds of the Company’s outstanding shares of common stock, the completion of the merger is subject to satisfaction or waiver of customary closing conditions, including the receipt of applicable approvals under foreign antitrust laws.

The definitive proxy statement contains important information about the Company, GE, the transaction and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.

Investors and security holders are able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by phone, email or written request by contacting the Company at the following:

Address: 601 South Raguet, Lufkin, TX 75904-3951

Phone: (936) 631-2749

Email: cboone@lufkin.com